CONFORMED COPY

                         $1,250,000,000


                        CREDIT AGREEMENT


                           dated as of

                          July 2, 2001

                              among


                     Ingersoll-Rand Company


                     The Banks Listed Herein


                               and


                          Citibank N.A.
                               and
                 Deutsche Banc Alex. Brown Inc.,
                    as Co-Syndication Agents


                               and

                     The Bank of Nova Scotia
                               and
             Bank of Tokyo-Mitsubishi Trust Company,
                   as Co-Documentation Agents



                               and


                    The Chase Manhattan Bank,
                     as Administrative Agent

                        TABLE OF CONTENTS

                                                             Page


ARTICLE I DEFINITIONS                                           1

     SECTION 1.1.  Definitions                                  1
     SECTION 1.2.  Accounting Terms and Determinations         18
     SECTION 1.3.  Types of Borrowings                         18
     SECTION 1.4.  Exchange Rates; Reset Dates                 19

ARTICLE II THE CREDITS                                         19

     SECTION 2.1.  Commitments to Lend                         19
     SECTION 2.2.  Notice of Committed Borrowings              20
     SECTION 2.3.  Money Market Borrowings                     21
     SECTION 2.4.  Notice to Banks; Funding of Loans           26
     SECTION 2.5.  Evidence of Debt                            27
     SECTION 2.6.  Maturity of Loans                           28
     SECTION 2.7.  Interest Rates                              28
     SECTION 2.8.  Facility Fee; Utilization Fee               32
     SECTION 2.9.  Optional Termination or Reduction of
                   Commitments                                 32
     SECTION 2.10. Mandatory Termination of Commitments;
                   Mandatory Prepayments                       32
     SECTION 2.11. Optional Prepayments                        33
     SECTION 2.12. General Provisions as to Payments           34
     SECTION 2.13. Funding Losses                              35
     SECTION 2.14. Computation of Interest and Fees            36
     SECTION 2.15. Withholding Tax Exemption                   36
     SECTION 2.16. Borrowing Subsidiaries                      36
     SECTION 2.17. Borrowing Subsidiary Costs                  37

ARTICLE III CONDITIONS                                         38

     SECTION 3.1.  Effectiveness                               38
     SECTION 3.2.  Borrowings                                  39

ARTICLE IV REPRESENTATIONS AND WARRANTIES                      40

     SECTION 4.1.  Corporate Existence and Power               40
     SECTION 4.2.  Corporate and Governmental Authorization;
                   No Contravention                            40
     SECTION 4.3.  Binding Effect                              40
     SECTION 4.4.  Financial Information; No Material Adverse
                   Change                                      41
     SECTION 4.5.  Litigation                                  41
     SECTION 4.6.  Compliance with ERISA                       42
     SECTION 4.7.  Environmental Matters                       42
     SECTION 4.8.  Taxes                                       43
     SECTION 4.9.  Subsidiaries                                43
     SECTION 4.10. Not an Investment Company                   43
     SECTION 4.11. Full Disclosure                             43

ARTICLE V COVENANTS                                            44

     SECTION 5.1.  Information                                 44
     SECTION 5.2.  Maintenance of Property; Insurance          46
     SECTION 5.3.  Conduct of Business and Maintenance of
                   Existence                                   47
     SECTION 5.4.  Compliance with Laws                        47
     SECTION 5.5.  Debt                                        48
     SECTION 5.6.  Negative Pledge                             48
     SECTION 5.7.  Consolidations, Mergers and Sales of Assets 50
     SECTION 5.8.  Use of Proceeds                             50
     SECTION 5.9.  Other Cross Defaults or Negative Pledges    51

ARTICLE VI DEFAULTS                                            51

     SECTION 6.1.  Events of Default                           51
     SECTION 6.2.  Notice of Default                           54

ARTICLE VII THE ADMINISTRATIVE AGENT                           54

     SECTION 7.1.  Appointment and Authorization               54
     SECTION 7.2.  Administrative Agent and Affiliates         54
     SECTION 7.3.  Action by the Administrative Agent          54
     SECTION 7.4.  Consultation with Experts                   55
     SECTION 7.5.  Liability of the Administrative Agent       55
     SECTION 7.6.  Indemnification                             55
     SECTION 7.7.  Credit Decision                             55
     SECTION 7.8.  Successor Administrative Agent              56
     SECTION 7.9.  Administrative Agent's Fees                 56
     SECTION 7.10. Co-Syndication Agents and Co-Documentation
                   Agents                                      56

ARTICLE VIII CHANGE IN CIRCUMSTANCES                           57

     SECTION 8.1.  Basis for Determining Interest Rate
                   Inadequate or Unfair                        57
     SECTION 8.2.  Illegality                                  57
     SECTION 8.3.  Increased Cost and Reduced Return           58
     SECTION 8.4.  Base Rate Loans Substituted for Affected
                   Fixed Rate Loans                            60
     SECTION 8.5.  Substitution of Bank                        61

ARTICLE IX MISCELLANEOUS                                       61

     SECTION 9.1.  Notices                                     61
     SECTION 9.2.  No Waivers                                  62
     SECTION 9.3.  Expenses; Documentary Taxes;
                   Indemnification                             62
     SECTION 9.4.  Sharing of Set-Offs                         63
     SECTION 9.5.  Amendments and Waivers                      63
     SECTION 9.6.  Successors and Assigns                      64
     SECTION 9.7.  Collateral                                  67
     SECTION 9.8.  Governing Law; Submission to Jurisdiction   67
     SECTION 9.9.  Counterparts; Integration                   67
     SECTION 9.10. Termination of Existing Credit Agreements   67
     SECTION 9.11. Loan Conversion/Participations              68
     SECTION 9.12. Conversion of Currencies                    68
     SECTION 9.13. WAIVER OF JURY TRIAL                        69
     SECTION 9.14. Severability                                69
     SECTION 9.15. Headings                                    69
     SECTION 9.16. Guarantee Agreement                         69

Exhibit A - Note
Exhibit B - Money Market Quote Request
Exhibit C - Invitation for Money Market Quotes
Exhibit D - Money Market Quote
Exhibit E - Opinion of Counsel for the Borrower
Exhibit F - Assignment and Assumption Agreement
Exhibit G - Borrowing Subsidiary Agreement

                           CREDIT AGREEMENT

          CREDIT AGREEMENT dated as of July 2, 2001 among
INGERSOLL-RAND COMPANY, the BANKS listed on the signature pages hereof, THE CHASE MANHATTAN BANK, as Administrative Agent,
CITIBANK N.A., and DEUTSCHE BANC ALEX. BROWN INC., as Co-
Syndication Agents, and THE BANK OF NOVA SCOTIA and BANK OF TOKYO-MITSUBISHI TRUST COMPANY, as Co-Documentation Agents.

          The parties hereto agree as follows:

                            ARTICLE I

                           DEFINITIONS

          SECTION 1.1.  Definitions

          The following terms, as used herein, have the following meanings:

          "Absolute Rate Auction" means a solicitation of Money
Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.3.

          "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.7(b).

          "Administrative Agent" means The Chase Manhattan Bank in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

          "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

          "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

          "Agents" means the Administrative Agent, the Co-
Syndication Agents and the Co-Documentation Agents, and "Agent" means any of the foregoing.

          "Agreement" means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "Agreement Currency" has the meaning set forth in
Section 9.12.

          "Applicable Creditor" has the meaning set forth in
Section 9.12.

          "Applicable Currency" means, as to any particular payment, Borrowing or Loan, Dollars or the Foreign Currency in which it is denominated or payable.

          "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office, (ii) in the case of its Euro-Currency Loans, its Euro-Currency Lending Office and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

          "Assignee" has the meaning set forth in Section 9.6(c).

          "Attributable Debt" means, at any date, the total net amount of rent required to be paid under a lease during the remaining term thereof (excluding any renewal term unless such renewal is at the option of the lessor), discounted from the respective due dates thereof to such date at 8 3/8% compounded semi-annually. The net amount of rent required to be paid for any such period shall be the aggregate of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of, or measured or determined by, any variable factor, including, without limitation, the cost-of-living index and costs of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and after excluding any portion of rentals based on a percentage of sales made by the lessee. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered so required to be paid under such lease subsequent to the first date upon which it may be so terminated.

          "Available Commitment" means, with respect to any Bank, an amount equal to the Commitment of such Bank minus the amount of all outstanding Committed Loans made by such Bank pursuant to
Section 2.1(a) or 2.1(b).

          "Bank" means each bank or other financial institution listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors.

          "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

          "Base Rate Loan" means a Committed Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Committed Borrowing or pursuant to Article VIII.

          "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

          "Borrower" means Ingersoll-Rand Company, a New Jersey corporation, and its successors.

          "Borrower's 2000 Form 10-K" means the Borrower's annual report on Form 10-K for 2000, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of
1934.

          "Borrowing" has the meaning set forth in Section 1.3.

          "Borrowing Subsidiary" means, at any time, each of the Subsidiaries which has been designated as a Borrowing Subsidiary by the Borrower pursuant to Section 2.16, other than any such Subsidiary which has ceased to be a Borrowing Subsidiary as provided in Section 2.16, and which may borrow Committed Loans as described in Section 2.1.

          "Calculation Date" means, with respect to each Foreign Currency, the last day of each calendar month (or, if such day is not a Euro-Currency Business Day, the next succeeding Euro-Currency Business Day), provided that the second Euro-Currency Business Day preceding any Borrowing of Foreign Currency Loans shall also be a "Calculation Date" with respect to the Foreign Currency to be borrowed on such date.

          "Co-Documentation Agent" means each of The Bank of Nova
Scotia and Bank of Tokyo-Mitsubishi Trust Company in their respective capacities as co-documentation agent hereunder, and their successors in such capacities.

          "Commitment" means, with respect to each Bank listed on the signature pages hereof, the amount set forth opposite the name of such Bank on the signature pages hereof, and with respect to any Bank which becomes a party to this Agreement pursuant to
Section 9.6(c), the amount of the Commitment thereby assumed by such Bank, in each case as such amount may from time to time be reduced pursuant to Sections 2.9, 2.10 and 9.6(c) or increased pursuant to Section 9.6(c).

          "Committed Loan" means a loan made by a Bank pursuant to Section 2.1(a) or (b).

          "Consolidated Debt" means, at any date, without duplication, the sum of (i) all amounts which would be set forth opposite the captions "Loans payable" and "Long-term debt" on a balance sheet of the Borrower and its Consolidated Subsidiaries as of such date prepared in accordance with generally accepted accounting principles consistent with those utilized in preparing the audited balance sheet of the Borrower and its Consolidated Subsidiaries referred to in Section 4.4(a) hereof, (ii) capitalized lease obligations of the Borrower and its Consolidated Subsidiaries and (iii) the higher of the voluntary or involuntary liquidation value of any preferred stock (other than auction-rate preferred stock the higher of the voluntary or involuntary liquidation value of which does not in the aggregate exceed $100,000,000) of a Consolidated Subsidiary held on such date by a Person other than the Borrower or a wholly-owned Consolidated Subsidiary, but in any event excluding subordinated debentures issued by the Borrower to one or more Delaware statutory business trusts and purchased by such trusts with the proceeds of the issuance of trust preferred securities (the "Equity-Linked Subordinated Debentures"). The foregoing definition is based on the understanding of the parties that the obligations covered by clauses (i) and (ii) above are co-extensive in all material respects with the obligations covered by the definition of Debt herein, and the reference to specific balance sheet captions is for the purpose of affording both greater simplicity and greater certainty in determining compliance with the provisions of Section 5.5. If the foregoing assumption is at some future time determined not to be correct, and if the Administrative Agent notifies the Borrower that the Required Banks wish to amend the foregoing definition to include an obligation covered by the definition of Debt (or if the Borrower notifies the Administrative Agent that the Borrower wishes to amend the foregoing definition to exclude an obligation not covered by the definition of Debt), then the Borrower's compliance with Section 5.5 shall be determined by including in (or excluding from, as the case may be) Consolidated Debt the consolidated amount, determined in accordance with generally accepted accounting principles, of the obligation in question until either such notice is withdrawn or this definition is amended in a manner satisfactory to the Borrower and the Required Banks.

          "Consolidated Net Worth" means, in accordance with
Section 1.2, at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries, exclusive of adjustments resulting from any accumulated other comprehensive income, any impairment of tangible assets, or any non-cash charges other than in respect of goodwill, but including the amount shown on the balance sheet of the Borrower as of such date in respect of any Equity-Linked Subordinated Debentures (as such term is defined in the definition of Consolidated Debt).

          "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

          "Conversion Date" means any date on which either (a) an Event of Default under Section 6.1(f) or (g) has occurred or (b) the Commitments shall have been terminated and/or the Loans shall have been declared immediately due and payable pursuant to
Section 6.1.

          "Co-Syndication Agent" means each of Citibank N.A., and Deutsche Banc Alex. Brown Inc. in their respective capacities as co-syndication agent for the Banks hereunder, and their successors in such capacities.

          "Cross Default" means a provision governing Debt of the Borrower to the effect that the holder of such Debt (or any representative of such holder) shall have the right, upon the giving of any notice and the lapse of any time specified in the instruments governing such Debt, to accelerate the maturity of such Debt by reason of (i) an event or condition which permits acceleration of the maturity of any other Material Debt of the Borrower or of a Subsidiary or (ii) the failure to pay when due any amount on any other Material Debt of the Borrower or of a Subsidiary, in either case whether or not upon the giving of notice and the lapse of any time (including the lapse of any applicable grace period) specified in the instruments governing such other Debt.

          "Current Board" has the meaning set forth in Section
6.1(j).

          "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property (and not services), except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, and (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that "Debt" shall include at any date only such obligations and such Debt of others to the extent such obligations and such Debt of others is reflected as a liability in the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of such date (or would be so reflected if such a balance sheet were prepared as of such date).

          "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

          "Dollar Equivalent" means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in a Foreign Currency, the equivalent amount in Dollars as determined by the Administrative Agent on the basis of the Exchange Rate, as described in Section 1.4, for the purchase of Dollars with such Foreign Currency on the most recent Calculation Date for such Foreign Currency.

          "Dollars" and "$" mean dollars in lawful currency of the United States.

          "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New
York City are authorized by law to close.

          "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

          "Domestic Loans" means Base Rate Loans.

          "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.1.

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, or any successor statute.

          "ERISA Group" means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code.

          "Euro-Currency Business Day" means any Domestic
Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

          "Euro-Currency Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Currency Lending Office by notice to the Borrower and the Administrative Agent.

          "Euro-Currency Loan" means a Committed Loan to be made by a Bank as a Euro-Currency Loan in accordance with the applicable Notice of Committed Borrowing.

          "Euro-Currency Margin" has the meaning set forth in
Section 2.7(f).

          "Euro-Currency Reserve Percentage" has the meaning set forth in Section 2.7(b).

          "Euro Facility Bank" means each Bank party hereto that
(i) has a Euro Facility Sub-Commitment set forth opposite the name of such Bank on the signature pages hereof or (ii) which assumes a Euro Facility Sub-Commitment pursuant to Section 9.6(c).

          "Euro Facility Sub-Commitment" means, with respect to each Euro Facility Bank listed on the signature pages hereof, the amount set forth opposite the name of such Bank on the signature pages hereof as such Bank's "Euro Facility Sub-Commitment", and with respect to any Bank which becomes a Euro Facility Bank party to this Agreement pursuant to Section 9.6(c), the amount of the Euro Facility Sub-Commitment thereby assumed by such Bank, in each case as such amount may from time to time be reduced pursuant to Sections 2.9, 2.10 and 9.6(c) or increased pursuant to Section 9.6(c).

          "Euro Loans" means Loans made by the Euro Facility
Banks pursuant to Section 2.1(b).

          "Event of Default" has the meaning set forth in Section
6.1.

          "Exchange Rate" means, as to any currency on a particular date, the rate at which such currency may be exchanged into Dollars or the relevant Foreign Currency in London on a spot basis, as set forth on the display page of the Telerate System applicable to such currency as reasonably determined by the Administrative Agent. In the event that such rate does not appear on any Telerate display page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be determined by reference to the Administrative Agent's spot rate of exchange quoted to prime banks in the interbank market where its foreign currency exchange operations in respect of the relevant Foreign Currency are then being conducted, at or about noon, local time, at such date for the purchase of Dollars with such Foreign Currency (or such Foreign Currency with Dollars, as applicable), for delivery on a spot basis; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted and no other methods for determining the Exchange Rate can be determined as set forth above, the Administrative Agent may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

          "Existing Credit Agreements" means the 1997 5-Year
Credit Agreement and the 2000 Credit Agreement, collectively.

          "Facility Fee Rate" has the meaning set forth in
Section 2.7(f).

          "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to The Chase Manhattan Bank, on such day on such transactions as determined by the Administrative Agent.

          "Fixed Rate Loans" means Euro-Currency Loans or Money
Market Loans (excluding Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.1) or any combination of the foregoing.

          "Foreign Currency" means English pounds sterling, euros or Japanese Yen.

          "Foreign Currency Equivalent" at any time as to any amount denominated in Dollars, the equivalent amount in the relevant Foreign Currency or Foreign Currencies as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of such Foreign Currency or Foreign Currencies with Dollars on the date of determination thereof.

          "Foreign Currency Loans" means Loans denominated in a Foreign Currency.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Granting Bank" has the meaning set forth in Section
9.6(f).

          "Interest Period" means: (1) with respect to each Euro-Currency Borrowing, the period commencing on the date of such Borrowing and ending one, two, three or six months and, if agreeable to all the Banks, nine or twelve months, thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency
Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Currency
Business Day;

	    (b) any Interest Period which begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Currency Business Day of a calendar month; and

	    (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(2) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 90 days thereafter; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

          (b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(3) with respect to each Money Market LIBOR Borrowing, the period commencing on the date of such Borrowing and ending seven days or one, two, three, six, nine or twelve months thereafter as the Borrower may elect in accordance with Section 2.3; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding
Euro-Currency Business Day;

          (b) any Interest Period which begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause
(c) below, end on the last Euro-Currency Business Day of a calendar month; and

          (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(4) with respect to each Money Market Absolute Rate Borrowing, the period commencing on the date of such Borrowing and ending such number of days thereafter as the Borrower may elect in accordance with Section 2.3; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day; and

          (b)  no Interest Period shall end after the Termination
Date.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

          "Judgment Currency" has the meaning set forth in
Section 9.12.

          "Level I Status" exists, subject to the provisions of
Section 2.7(f) hereof, at any date if, at such date, the Borrower's outstanding senior unsecured long-term debt securities are rated A or higher by S&P or A2 or higher by Moody's.

          "Level II Status" exists, subject to the provisions of
Section 2.7(f) hereof, at any date if (i) Level I Status does not exist on such date and (ii) the Borrower's outstanding senior unsecured long-term debt securities are rated A- or higher by S&P or A3 or higher by Moody's.

          "Level III Status" exists, subject to the provisions of
Section 2.7(f) hereof, at any date if (i) neither Level I Status nor Level II Status exists on such date and (ii) the Borrower's outstanding senior unsecured long-term debt securities are rated BBB+ or higher by S&P or Baal or higher by Moody's.

          "Level IV Status" exists, subject to the provisions of
Section 2.7(f) hereof, at any date if (i) none of Level I Status, Level II Status and Level III Status exists on such date and (ii) the Borrower's outstanding senior unsecured long-term debt securities are rated BBB or higher by S&P or Baa2 or higher by Moody's.

          "Level V Status" exists, subject to the provisions of
Section 2.7(f) hereof, at any date if (i) none of Level I Status through Level IV Status exists on such date and (ii) the Borrower's outstanding senior unsecured long-term debt securities are rated BBB- or higher by S&P or Baa3 or higher by Moody's.

          "Level VI Status" exists at any date if none of Level I
Status through Level V Status exists on such date.

          "LIBOR Auction" means a solicitation of Money Market
Quotes setting forth Money Market Margins based on the London
Interbank Offered Rate pursuant to Section 2.3.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Loan" means a Domestic Loan or a Euro-Currency Loan or a Money Market Loan and "Loans" means Domestic Loans or Euro-
Currency Loans or Money Market Loans or any combination of the foregoing.

          "Loan Documents" means, collectively, this Agreement and any Notes.

          "London Interbank Offered Rate" has the meaning set forth in Section 2.7(b).

          "Material Adverse Effect" means a material adverse effect on the business, financial position or results of operations or property of the Borrower and its Consolidated
Subsidiaries, considered as a whole.

          "Material Debt" means (i) any Public Debt and (ii) any Debt of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions after the date hereof, in an aggregate principal amount exceeding $50,000,000.

          "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in an amount which, if the Plan then terminated, would have a Material Adverse Effect, taking into account all members of the ERISA Group.

          "Material Subsidiary" means (i) The Torrington Company, a Delaware corporation, Schlage Lock Company, a California corporation, Clark Equipment Corporation, a Delaware corporation, Hussmann International, Inc., a Delaware corporation, Thermo King Corporation, a Delaware corporation, and their respective successors and assigns, (ii) at any date, any other Restricted Subsidiary which on such date is encompassed by the definition of a "significant subsidiary" contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission and
(iii) in any event, any Borrowing Subsidiary.

          "Money Market Absolute Rate" has the meaning set forth in Section 2.3(d).

          "Money Market Absolute Rate Loan" means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

          "Money Market Lending Office" means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Administrative Agent; provided that any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

          "Money Market LIBOR Loan" means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.1(a)).

          "Money Market Loan" means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

          "Money Market Margin" has the meaning set forth in
Section 2.3(d).

          "Money Market Quote" means an offer by a Bank to make a Money Market Loan in accordance with Section 2.3.

          "Money Market Quote Request" has the meaning set forth in Section 2.3(b).

          "Moody's" means Moody's Investors Service, Inc.

          "Mortgage" means, on any specified property, any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind in respect of such property.

          "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions.

          "1997 5-Year Credit Agreement" means the $750,000,000
Credit Agreement dated as of October 21, 1997 among the Borrower, the banks listed on the signature pages thereof, The Chase
Manhattan Bank, as administrative agent, and Morgan Guaranty
Trust Company, as syndication agent.

          "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

          "Notice of Borrowing" means a Notice of Committed
Borrowing (as defined in Section 2.2) or a Notice of Money Market
Borrowing (as defined in Section 2.3(f)).

          "Obligations" means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Borrowing Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower or any Borrowing Subsidiary to the Administrative Agent or to any Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Bank that are required to be paid by the Borrower pursuant hereto) or otherwise.

          "Parent" means, with respect to any Bank, any Person controlling such Bank.

          "Participant" has the meaning set forth in Section
9.6(b).

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Internal Revenue Code and is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group.

          "Prime Rate" means that rate of interest from time to time announced by The Chase Manhattan Bank at its principal office, presently located at 270 Park Avenue, New York, New York
10017, as its prime rate.

          "Principal Property" means any manufacturing plant or other manufacturing facility of the Borrower or any Restricted Subsidiary, as the case may be, which plant or facility is located within the United States of America, except any such plant or facility which the Borrower's Board of Directors by resolution declares is not of material importance to the total business conducted by the Borrower and its Restricted Subsidiaries.

          "Public Debt" means (i) the Borrower's 6.875% Notes due 2003; (ii) the Borrower's 9.00% Debentures due 2021; (iii) the Borrower's 7.20% Debentures due 2025; (iv) the Borrower's 6.48% Redeemable Debentures due 2025; (v) the Borrower's 6.391% Debentures due 2027; (vi) the Borrower's 6.443% Debentures due 2027; (vii) the Borrower's Medium Term Notes due 2001-2028 at an average rate of 6.48%; (viii) the Clark Medium Term Notes due 2023 at an average rate of 8.22%; (ix) the 6.75% Hussmann International, Inc. Senior Notes due 2008; (x) the Borrower's 5.75% Notes due 2003; (xi) the Borrower's 5.80% Notes due 2004; and (xii) the Borrower's 6.25% Notes due 2006.

          "Refunding Borrowing" means a Committed Borrowing which, after application of the proceeds thereof, results in no net increase in the outstanding principal amount of Committed
Loans made by any Bank.

          "Register" has the meaning set forth in Section 9.6(g).

          "Regulation U" means Regulation U of the Board of
Governors of the Federal Reserve System, as in effect from time to time.

          "Required Banks" means at any time Banks having at least 51% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Loans evidencing at least 51% of the aggregate unpaid principal amount of the Loans.

          "Reset Date" shall have the meaning set forth in
Section 1.4.

          "Restricted Subsidiary" means any Subsidiary, excluding any Subsidiary the greater part of the operating assets of which are located or the principal business of which is carried on outside of the United States of America.

          "Revolving Credit Period" means the period from and including the Effective Date to but excluding the Termination
Date.

          "Sale and Leaseback Transaction" means an arrangement with any Person for the leasing by the Borrower or a Restricted Subsidiary (except for temporary leases for a term of not more than three years and, in the case of a Restricted Subsidiary, a lease to the Borrower or another Restricted Subsidiary) of any Principal Property (whether now owned or hereafter acquired), which Principal Property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person.

          "S&P" means Standard & Poor's Ratings Services.

          "SPC" has the meaning set forth in Section 9.6(f).

          "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

          "Termination Date" means the fifth anniversary of the Effective Date or, if such day is not a Euro-Currency Business
Day, the next preceding Euro-Currency Business Day.

          "364-Day Credit Agreement" means that certain $1,250,000,000 364-Day Revolving Credit Agreement, dated as of the date hereof, among the Borrower, the banks listed on the signature pages thereof, The Chase Manhattan Bank, as administrative agent, Citibank N.A., and Deutsche Banc Alex. Brown Inc., as co-syndication agents, and The Bank of Nova Scotia and Bank of Tokyo-Mitsubishi Trust Company, as co-documentation agents, as the same may be amended, supplemented or otherwise modified from time to time.

          "364-Day Credit Facility" means the $1,250,000,000 credit facility contemplated by the 364-Day Credit Agreement.

          "2000 Credit Agreement" means the $1,250,000,000 Credit Agreement dated as of September 6, 2000 among the Borrower, the banks listed on the signature pages thereof, Morgan Guaranty Trust Company of New York, as syndication agent, Citibank, N.A. and Deutsche Bank AG New York Branch, as co-documentation agents and The Chase Manhattan Bank, as administrative agent.

          "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined on the basis of a Plan termination as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

         SECTION 1.2.  Accounting Terms and Determinations

         Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, (x) if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend
Article V for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks, and (y) for purposes of determining Consolidated Net Worth, generally accepted accounting principles as in effect at the time of and as used to prepare the financial statements referred to in Section 4.4(a) hereof shall be used for such determination, notwithstanding any change in such generally accepted accounting principles after the date of such financial statements.

         SECTION 1.3.  Types of Borrowings

         The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower or any Borrowing Subsidiary pursuant to Article II on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g, a "Euro-Currency Borrowing" is a Borrowing comprised of Euro-Currency Loans) or by reference to the provisions of Article II under which participation therein is determined (i.e., a "Committed Borrowing" is a Borrowing under Section 2.1 in which all Banks participate in proportion to their Commitments, while a "Money Market Borrowing" is a Borrowing under Section 2.3 in which the Bank participants are determined on the basis of their bids in accordance therewith).

          SECTION 1.4.  Exchange Rates; Reset Dates

          (a) At approximately 10:00 A.M., New York City time, or as close to such time as is reasonably practicable, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to euros and with respect to each other Foreign Currency in which any Loan shall be outstanding and (ii) give notice thereof to the Banks and the Borrower. The Exchange Rates so determined shall become effective on the first Euro-Currency Business Day immediately following the relevant Calculation Date (a "Reset Date") and shall remain effective until the next succeeding Reset Date.

          (b) At approximately 10:00 A.M., New York City time, or as close to such time as is reasonably practicable, on each Reset Date,the Administrative Agent shall
(i) determine the aggregate amount of the Dollar
Equivalents of the principal amounts of the Foreign
Currency Loans then outstanding (after giving effect to any Foreign Currency Loans made or repaid on such date) and (ii) notify the Borrower of the results of such determination.

                           ARTICLE II

                          THE CREDITS

          SECTION 2.1.  Commitments to Lend

          (a) During the Revolving Credit Period, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans in Dollars to the Borrower or any Borrowing Subsidiary pursuant to this Section from time to time in amounts such that the aggregate principal amount of Committed Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2(b)) and shall be made from the several Banks ratably in proportion to their respective Available Commitments. Within the foregoing limits, the Borrower or any Borrowing Subsidiary may borrow under this Section, repay, or to the extent permitted by
Section 2.11, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section.

          (b) Sub-Commitments to Lend in Euros. During the Revolving Credit Period, each Euro Facility Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans in euros ("Euro-Loans") to the Borrower or any Borrowing
Subsidiary pursuant to this Section from time to time in amounts such that (i) the aggregate principal amount of Committed Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment, and (ii) the Dollar Equivalent of the aggregate principal amount of Euro Loans by such Euro Facility
Bank at any one time outstanding shall not exceed its Euro
Facility Sub-Commitment.  All Euro Loans shall be Euro-Currency
Loans. Each Borrowing under this Section shall be in an aggregate principal amount of the Foreign Currency Equivalent of $10,000,000 or any larger multiple of the Foreign Currency
Equivalent of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section
3.2(b)) and shall be made from the several Euro Facility Banks ratably in proportion to their respective Euro Facility Sub-Commitments. Within the foregoing limits, the Borrower or any Borrowing Subsidiary may borrow under this Section, repay, or to the extent permitted by Section 2.11, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section. It is expressly understood and agreed among the parties hereto that any and all Euro-Loan Borrowings made pursuant to
Section 2.1(b) hereof shall constitute utilizations of the Euro Facility Banks' Commitments hereunder and shall reduce the Available Commitment of the Euro Facility Banks accordingly.

          SECTION 2.2.  Notice of Committed Borrowings

          The Borrower or any Borrowing Subsidiary, as applicable, shall give the Administrative Agent notice (a "Notice of Committed Borrowing") (w) at its New York address not later than 10:00 A.M. (New York City time) on the date of each Base Rate Borrowing, (x) at its New York address not later than 10:00 A.M. (New York City time) on the third Euro-Currency Business Day before each Euro-Currency Borrowing denominated in Dollars, and
(y) in the case of Euro Loans, at its London address not later than 10:00 A.M. (London time) on the date of each such Euro-Currency Borrowing denominated in euros, specifying:

          (a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-
Currency Business Day in the case of a Euro-Currency Borrowing,

          (b) the aggregate amount of such Borrowing and whether such Borrowing is to be denominated in Dollars or in Euros,

          (c) in the case of Loans to be made in Dollars, whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Currency Loans, and

          (d) in the case of a Fixed Rate Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

          SECTION 2.3.  Money Market Borrowings

          (a) The Money Market Option. In addition to Committed Borrowings pursuant to Section 2.1, the Borrower may, as set forth in this Section, request the Banks during the Revolving Credit Period to make offers to make Money Market Loans to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section. The Borrower may request the Banks to make Money Market Loans denominated in Dollars or in any Foreign Currency; provided, however, that at no time may the Borrower request the Banks to make Money Market Loans denominated in a Foreign Currency so as to cause the sum of (i) the Dollar Equivalent of the aggregate amount of Money Market Loans denominated in Foreign Currencies, plus (ii) the Dollar Equivalent of the aggregate amount of Money Market Loans (as defined in the 364-Day Credit Facility) denominated in Foreign Currencies under the 364-Day Credit Facility, to exceed $500,000,000.

          (b) Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent by facsimile transmission a Money Market Quote Request substantially in the form of Exhibit B hereto (a "Money Market Quote Request") so as to be received no later than 10:00 A.M. (New York City time) at the Administrative Agent's New York facsimile number, and, in the case of Money Market Loans to be denominated in a Foreign
Currency, so as to be received no later than 10:00 A.M. (London time) at the Administrative Agent's London facsimile number on
(x) the fourth Euro-Currency Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market
Quote Request for the first LIBOR Auction or Absolute Rate
Auction for which such change is to be effective) specifying:

          (i) the proposed date of Borrowing, which shall be a Euro-Currency Business Day in the case of a LIBOR
Auction or in the case of an Absolute Rate Auction to be denominated in a Foreign Currency or a Domestic Business
Day in the case of an Absolute Rate Auction to be denominated in Dollars,

          (ii) the aggregate amount of such Borrowing, which shall be subject to the provisions of Section 2.3(a) and shall be $5,000,000 (or the Foreign Currency Equivalent thereof, in the case of Money Market Loans to be denominated in a Foreign Currency) or a larger multiple of $1,000,000
(or the Foreign Currency Equivalent thereof, in the case of Money Market Loans to be denominated in a Foreign Currency),

          (iii)the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period,

          (iv) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute
Rate; and

          (v)  the Applicable Currency in which the proposed
Borrowing is to be denominated.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within five Euro-Currency Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Money Market Quote Request.

          (c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Administrative
Agent shall send to the Banks by facsimile transmission an invitation for Money Market Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money
Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

          (d)  Submission and Contents of Money Market
Quotes. (i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market
Loans in response to any Invitation or Money Market
Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by facsimile transmission at its offices specified in or pursuant to Section 9.1 not later than (x) 9:30 A.M. (New York City time or London time, as applicable) on the third Euro-Currency Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time or London time, as applicable) on the first Euro-Currency Business Day prior to the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than 15 minutes prior to the deadline for the other Banks. Subject to Articles III and VI, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

          (ii) Each Money Market Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

          (A)  the proposed date of Borrowing,

          (B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount
(w) may be greater than or less than the Commitment of the quoting Bank, (x)must be $5,000,000 (or the Foreign Currency Equivalent thereof,in the case of Money Market Loans to be denominated in a Foreign Currency) or a larger multiple of $1,000,000 (or the Foreign Currency Equivalent thereof, in the case of Money Market Loans to be denominated in a Foreign Currency), (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

	   (C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the "Money Market Margin") offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

         (D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%)(the "Money Market Absolute Rate") offered for each such Money Market Loan, and

         (E)  the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

         (iii) Any Money Market Quote shall be disregarded if it:

          (A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii);

          (B)  contains qualifying, conditional or similar language;

          (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

          (D)  arrives after the time set forth in subsection (d)(i).

          (E) Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection
(d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market
Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Administrative Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

          (F) Acceptance and Notice by Borrower. Not later than 10:30A.M. (New York City time or London time, as applicable) on
(x) the third Euro-Currency Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection

          (e)  In the case of acceptance, such notice (a
"Notice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:

          (i)  the aggregate principal amount of each Money
Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request,

          (ii) the principal amount of each Money Market Borrowing must be $5,000,000 (or the Foreign Currency Equivalent thereof, in the case of Money Market Loans to be denominated in a Foreign Currency) or a larger multiple of $1,000,000
(or the Foreign Currency Equivalent thereof, in the case of Money Market Loans to be denominated in a Foreign Currency),

         (iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute
Rates, as the case may be, and

         (iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement (including the requirements of the third sentence of Section 2.3(a).

         (g) Allocation by Administrative Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $1,000,000 (or the Foreign Currency Equivalent thereof, in the case of Money Market Loans to be denominated in a Foreign Currency), as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

          SECTION 2.4.  Notice to Banks; Funding of Loans

         (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower or Borrowing Subsidiary, as the case may be.

         (b) Not later than 12:00 Noon (New York City time or London time, as applicable) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City or in London, as applicable, to the Administrative Agent at its address specified in or pursuant to Section 9.1 (or, in the case of any Borrowing denominated in a Foreign Currency, at such other address as the Administrative Agent may specify from time to time by written notice to the Borrower and the Banks). Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Banks available in like funds to the Borrower or the Borrowing Subsidiary, as the case may be, at the Administrative Agent's aforesaid address. If any Bank makes a new Loan hereunder on a day on which the Borrower or the Borrowing Subsidiary, as the case may be, is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in subsection (b), or remitted by the Borrower or the Borrowing Subsidiary to the Administrative Agent as provided in Section 2.12, as the case may be.

         (c) Unless the Administrative Agent shall have received notice from a Bank prior to the date (or, if a Base
Rate Borrowing, the time) of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.4 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower or the Borrowing Subsidiary, as the case may be, on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower or the Borrowing Subsidiary severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower or the Borrowing Subsidiary until the date such amount is repaid to the Administrative Agent, at a rate per annum equal to (x) in the case of amounts denominated in Dollars, the daily average Federal Funds Rate, and (y) in the case of amounts denominated in a Foreign Currency, the daily average cost of funding such amount (as determined by the Administrative Agent). A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

          SECTION 2.5.  Evidence of Debt

          (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower or any Borrowing Subsidiary to such Bank resulting from the Loan of such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement.

          (b) The Administrative Agent shall maintain the Register pursuant to subsection 9.6(g), and a subaccount therein for each Bank, in which shall be recorded (i) the amount of each Loan made hereunder and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower and any Borrowing Subsidiary to each Bank hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Borrowing Subsidiary and each Bank's share thereof.

          (c) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower and any Borrowing Subsidiary therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower or any Borrowing Subsidiary to repay (with applicable interest) the Loan made to such Borrower or Borrowing Subsidiary by such Bank in accordance with the terms of this Agreement.

          (d) The Borrower and all Borrowing Subsidiaries agree that, upon the request to the Administrative Agent by any Bank, the Borrower or such Borrowing Subsidiary will execute and deliver to such Bank a single Note of the Borrower or such Borrowing Subsidiary, as the case may be, evidencing the Loan of such Bank.

          SECTION 2.6.  Maturity of Loans

          Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

          SECTION 2.7.  Interest Rates

          (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

          (b) Each Euro-Currency Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Currency Margin plus the applicable Adjusted London Interbank Offered Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

          The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London
Interbank Offered Rate by (ii) 1.0 minus the Euro-Currency
Reserve Percentage.

          The "London Interbank Offered Rate" applicable to any Interest Period (other than any seven day Interest Period) means the rate appearing on the relevant page of the Telerate screen (or on any successor or substitute page of such service, or any successor to or substitute for such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the Applicable Currency in the London interbank market) at approximately 11:00 A.M., London time, two Euro-Currency Business Days prior to the commencement of such Interest Period, as the rate for deposits in the Applicable Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason or in the case of any seven day Interest Period, and, in any event, in the case of sterling-denominated Loans, then the "London Interbank Offered Rate" with respect to such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which deposits of $5,000,000 (or the Foreign Currency Equivalent thereof, in the case of a Foreign Currency) and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Euro-Currency Business Days prior to the commencement of such Interest Period.

          "Euro-Currency Reserve Percentage" means for any day as applied to a Euro-Currency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System of the United States (or any successor) (the "Board") or any other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Currency Reserve Percentage. The Banks acknowledge and agree that the Euro-Currency Reserve Percentage on the date hereof is 0%.

          (c) Any overdue principal of or interest on any Euro-Currency Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of
(i) the sum of the Euro-Currency Margin plus the Adjusted
London Interbank Offered Rate applicable to such Loan and
(ii) the rate applicable to Base Rate Loans for such day.

          (d)  Each Money Market LIBOR Loan shall bear
interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered
Rate for such Interest Period (determined in accordance with Section 2.7(b) as if the related Money Market LIBOR Borrowing were a Committed Euro-Currency Borrowing) plus
(or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.3. Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with
Section 2.3. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Prime Rate for such day.

         (e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The
Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

         (f)  Each of "Euro-Currency Margin" and "Facility
Fee Rate" means, for any day, the percentage set forth below in the row opposite such term and in the column corresponding to the "Level" status in existence on such day:

       Level I   Level II Level III  Level IV Level V  Level V
       Status    Status    Status    Status   Status   Status

Euro-    .170%    .210%    .325%      .475%    .575%    .675%
Curren-
cy
Margin

Facility
Fee      .080%    .090%    .125%      .150%    .175%    .200%
Rate

; provided that, (i) if the Borrower's lower rating is two or more Levels lower than the Borrower's higher rating, the Euro-Currency Margin and Facility Fee Rate shall be determined by reference to the Level corresponding to the rating which is one above the lower of the two ratings, (ii) if only one rating exists, the Borrower may have its debt rated by a substitute nationally-recognized rating agency reasonably acceptable to the Administrative Agent; until the issuance of such rating, the Euro-Currency Margin and Facility Fee Rate shall be determined by reference to the Level with the rating which is one Level lower than the Level corresponding to the available rating, and (iii) if any rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective as of the date on which it is first announced by the rating agency making such change. Each such change in the Euro-Currency Margin or the Facility Fee Rate shall apply to all outstanding Euro-Currency Loans and to Facility Fees accruing during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any rating agency shall change, the parties hereto shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system.

          SECTION 2.8.  Facility Fee; Utilization Fee

          (a)  The Borrower shall pay to the Administrative
Agent for the account of the Banks ratably in proportion to their Commitments a facility fee at the Facility Fee Rate. Such facility fee shall accrue (i) from and including the date of receipt by the Administrative Agent of counterparts of this Agreement duly executed by all the parties hereto to but excluding the Termination Date (or earlier date of termination of the Commitments in their entirety), on the daily aggregate amount of the Commitments (whether used or unused) and (ii) from and including the Termination Date or such earlier date of termination to but excluding the date the Loans shall be repaid in their entirety, on the daily aggregate outstanding principal amount of the Loans. Accrued fees under this Section shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, and upon the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be repaid in their entirety).

          (b) The Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their Commitments a utilization fee equal to 0.10% per annum on the outstanding Loans for each day on which the Loans outstanding exceed 50% of the aggregate Commitments on such day (or, if such day is after the Termination Date (or earlier date of termination of the Commitments in their entirety), the aggregate Commitments on the Termination Date (or such earlier date of termination)).

          SECTION 2.9.  Optional Termination or Reduction of Commitments

          During the Revolving Credit Period, the Borrower may, upon at least three Domestic Business Days' notice to the Administrative Agent (which shall give prompt notice thereof to each Bank), (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $25,000,000 (or the Foreign Currency Equivalent thereof, in the case of Euro Loans) or any multiple of $5,000,000 (or the Foreign Currency Equivalent thereof, in the case of Euro Loans) in excess thereof, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans.

          SECTION 2.10. Mandatory Termination of Commitments;
Mandatory Prepayments

          (a)  Mandatory Termination of Commitments.  The
Commitments shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

          (b)  Mandatory Prepayments.  (i)   If, on any day,
the Dollar Equivalent of all outstanding Loans exceeds the aggregate Commitments on such date, the Borrower and any Borrowing Subsidiaries shall, within five Euro-Currency Business Days, prepay sufficient outstanding Loans in an aggregate principal amount (together with interest accrued to the date of such prepayment on the principal so prepaid and any amounts payable under Section 2.13 in connection therewith) such that, after giving effect thereto, the Dollar Equivalent of all outstanding Loans does not exceed the aggregate Commitments on such date.

          (ii) If, on any day, the Dollar Equivalent of all outstanding Euro Loans exceeds the aggregate Euro Facility Sub-Commitments on such date, the Borrower and any Borrowing Subsidiaries shall, within five Euro-Currency Business Days, prepay sufficient outstanding Euro Loans in an aggregate principal amount (together with interest accrued to the date of such prepayment on the principal so prepaid and any amounts payable under Section 2.13 in connection therewith) such that, after giving effect thereto, the Dollar Equivalent of all outstanding Euro Loans does not exceed the aggregate Euro Facility Sub-Commitments on such date.

          SECTION 2.11. Optional Prepayments

          (a)  The Borrower or any Borrowing Subsidiary may
(i) upon at least one Domestic Business Day's notice to the Administrative Agent, prepay any Base Rate Borrowing (or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.1) and (ii) upon at least three Euro-Currency Business Days' notice to the Administrative Agent, subject to
Section 2.13, prepay any Euro-Currency Borrowing, in whole at any time, or from time to time in part, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment; provided that any such partial prepayment shall be in the amount of $25,000,000 (or the Foreign Currency Equivalent thereof, in the case of Foreign Currency Loans) or any multiple of $5,000,000 (or the Foreign Currency Equivalent thereof, in the case of Foreign Currency Loans) in excess thereof. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

          (b)  Except as provided in clause (i) of Section
2.11(a), the Borrower and any Borrowing Subsidiaries may not prepay all or any portion of the principal amount of any Money Market Loan prior to the maturity thereof.

          (c) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any)of such prepayment and such notice shall not thereafter be revocable by the Borrower or the Borrowing Subsidiary, as the case may be.

          SECTION 2.12. General Provisions as to Payments

          (a) The Borrower and any Borrowing Subsidiary, as applicable, shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its New York address referred to in
Section 9.1, provided that any such payments made in respect of Euro Loans or other Loans denominated in a Foreign Currency shall be made not later than 12:00 Noon (London time) on the date when due, in funds immediately available in London, to the Administrative Agent at its London address referred to in Section
9.1. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Currency Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Currency
Business Day. Whenever any payment of principal of, or interest on, the Money Market Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day, provided that in the case of Money Market Loans denominated in Dollars, whenever any payment of principal of, or interest on, such Dollar-denominated Money Market Loans shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic
Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

          (b) Unless the Administrative Agent shall have received notice from the Borrower or the relevant Borrowing Subsidiary prior to the date on which any payment is due to the Banks hereunder that the Borrower or such Borrowing Subsidiary will not make such payment in full, the Administrative Agent may assume that the Borrower or such Borrowing Subsidiary has made such payment in full to the Administrative Agent on such date and the Administrative
Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower or such Borrowing Subsidiary shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at a rate per annum equal to
(x) in the case of amounts denominated in Dollars, the daily average Federal Funds Rate, and (y) in the case of amounts denominated in a Foreign Currency, the daily average cost of funding such amount (as determined by the Administrative Agent).

          SECTION 2.13. Funding Losses

          If the Borrower or any Borrowing Subsidiary makes any payment of principal with respect to any Fixed Rate Loan (pursuant to Section 2.11, Article VI or VIII or otherwise, but not pursuant to Section 8.2) on any day other than the last day of the Interest Period applicable thereto, if the Borrower or any Borrowing Subsidiary fails to borrow any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.4(a) or if the Borrower or any Borrowing Subsidiary fails to prepay any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.11(c), the Borrower or such Borrowing Subsidiary shall reimburse each Bank within 30 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow or prepay, provided that such Bank shall have delivered to the Borrower or such Borrowing Subsidiary a certificate setting forth the calculation of the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

          SECTION 2.14. Computation of Interest and Fees

          Interest based on the Prime Rate and interest and fees based on amounts denominated in English pounds sterling hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

          SECTION 2.15. Withholding Tax Exemption

          On or prior to the Effective Date, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 (or a successor form), certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form 1001 or 4224 (or a successor form) further undertakes to deliver to each of the Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

          SECTION 2.16. Borrowing Subsidiaries

          On or after the Effective Date, the Borrower may designate any wholly owned Subsidiary of the Borrower as a Borrowing Subsidiary by delivery to the Administrative Agent of
(i) a Borrowing Subsidiary Agreement executed by such Subsidiary and the Borrower, substantially in the form of Exhibit G hereto and (ii) a favorable written opinion (addressed to the Administrative Agent and the Banks) of counsel of such Subsidiary or Subsidiaries (which opinion shall be reasonably satisfactory to the Administrative Agent). Upon delivery of the above-mentioned documents, such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement. Promptly following receipt of any Borrowing Subsidiary Agreement, the Administrative Agent shall send a copy thereof to each Bank.

          SECTION 2.17. Borrowing Subsidiary Costs

          (a)  If the cost to any Bank of making or
maintaining any Loan to a Borrowing Subsidiary is increased, or the amount of any sum received or receivable by any Bank (or its Applicable Lending Office) is reduced, by an amount deemed by such Bank to be material, by reason of the fact that such Borrowing Subsidiary is organized under the laws of, or principally conducts its business in, a jurisdiction or jurisdictions outside the United States of America, the Borrower and such Borrowing Subsidiary shall indemnify such Bank for such increased cost or reduction within 15 days after demand by such Bank (with a copy to the Administrative Agent). A certificate of such Bank claiming compensation under this subsection (a) and setting forth the additional amount or amounts to be paid to it hereunder, together with calculations in reasonable detail supporting such amounts, shall be conclusive in the absence of clearly demonstrable error. No such compensation may be claimed
(x) in respect of any Committed Loan for any period prior to the date 90 days before the date of notice by such Bank to the Borrower of its intention to make claims therefore or (y) to the extent such Bank was aware of such cost or reduction at the time the related Loan was made.

          (b) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge that will entitle such Bank to additional interest or payments pursuant to the foregoing subsection (a) and will designate a different Applicable Lending Office, if, in the judgment of such Bank, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Bank.

                           ARTICLE III

                           CONDITIONS

          SECTION 3.1.  Effectiveness

          This Agreement shall become effective on the date that each of the following conditions shall have been satisfied
(or waived in accordance with Section 9.5):

          (a)  receipt by the Administrative Agent of
counterparts hereof signed by each of the parties hereto
(or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telecopy or other written confirmation from such party of execution of a counterpart hereof by such party);

          (b)  receipt by the Administrative Agent
for the account of each Bank requesting a Note of a duly executed Note dated on or before the Effective
Date complying with the provisions of Section 2.5;

          (c)  receipt by the Administrative Agent
of a certificate of the chief financial officer or the treasurer of the Borrower stating that the representations and warranties of the Borrower set forth in Article IV hereof are true in all material respects as of the date of such certificate;

          (d) receipt by the Administrative Agent of an opinion of Patricia Nachtigal, Senior Vice President and
General Counsel for the Borrower, substantially in the form of Exhibit E hereto;

          (e)  receipt by the Administrative Agent of
evidence satisfactory to it of (i) the repayment in full, not later than the Effective Date, of all loans (if any) outstanding under each of the Existing Credit Agreements, together with interest accrued thereon to the Effective
Date and (ii) the payment of all accrued and unpaid facility fees and all other amounts due and payable under each of the Existing Credit Agreements for the account of the "Administrative Agents" or the "Banks" (as defined therein); and

          (f) receipt by the Administrative Agent of all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent;
provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than July 2, 2001. The Administrative Agent shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

          SECTION 3.2.  Borrowings

          The obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

          (a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2 or 2.3, as the case may be;

          (b)  immediately after such Borrowing, the
aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

          (c)  in the case of a Borrowing other than
 a Refunding Borrowing:

          (i)  immediately before and after such
 Borrowing, no Default shall have occurred and be continuing;

          (ii) immediately before and after such Borrowing, no event or condition shall have occurred and be continuing which permits any holder of any Material Debt or any Person acting on such holder's behalf to accelerate the maturity thereof; and

          (iii)except to the extent any representation or warranty expressly relates only to an earlier date, the fact that the representations and warranties of the Borrower contained in this Agreement (except the representations and warranties set forth in Sections 4.4(c), 4.7, 4.11(b) and 4.5) shall be true in all material respects on and as of the date of such Borrowing; and

          (d) on the date of such Borrowing, the Borrower shall not be in arrears on payments of principal under, or in arrears for more than five days on payments of interest due under, the 364-Day Credit Agreement.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower and each Borrowing Subsidiary on the date of such Borrowing as to the facts specified in clause (b) of this Section and each Borrowing other than a Refunding Borrowing shall be deemed to be a representation and warranty by the Borrower and each Borrowing Subsidiary on the date of such Borrowing as to the facts specified in clause (c) of this Section.

                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants that:

          SECTION 4.1.  Corporate Existence and Power

          The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of New
Jersey, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          SECTION 4.2.  Corporate and Governmental Authorization;
No Contravention

          The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any judgment, injunction, order or decree binding upon the Borrower or of any limitation on borrowing imposed by any agreement or other instrument binding upon the Borrower.

          SECTION 4.3.  Binding Effect

          This Agreement constitutes a valid and binding agreement of the Borrower and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with their respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          SECTION 4.4.  Financial Information; No Material
Adverse Change

          (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2000 and the related consolidated statements of income, shareowners' equity and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Borrower's 2000 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

          (b) The unaudited condensed consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2001, and the related unaudited condensed consolidated statements of income and cash flows for the three months then ended, set forth in the Borrower's quarterly report for the fiscal quarter ended March 31, 2001, as filed with the Securities and Exchange
Commission on Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three month period (subject to normal year-end adjustments).

          (c) Since March 31, 2001, there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

          SECTION 4.5.  Litigation

          There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which would materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity of this Agreement or the Notes.

          SECTION 4.6.  Compliance with ERISA

          Except where the liability that could reasonably be expected to be incurred would be in an amount that would not have a Material Adverse Effect: (i) each current member of the ERISA
Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan; (ii) no member of the ERISA Group has (A) sought a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code in respect of any Plan,
(B) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code; (C) incurred any liability to the PBGC under Title
IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA or contributions in the normal course); or (D) incurred any liability in connection with a Plan termination under Section 4201 of ERISA.

          SECTION 4.7.  Environmental Matters

          In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints or operating activities, including any periodic or permanent shutdown or any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, financial condition or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

          SECTION 4.8.  Taxes

          United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1985. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes shown to be due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith by the Borrower or such Subsidiary as of the date this representation is made. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

          SECTION 4.9.  Subsidiaries

          Each of the Borrower's Material Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          SECTION 4.10. Not an Investment Company

          The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 4.11. Full Disclosure

          (a) All information heretofore furnished by the Borrower to either Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and any such information hereafter furnished by the Borrower to either Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified.

          (b) The Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

                            ARTICLE V

                            COVENANTS

          The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable hereunder or any Note remains unpaid:

          SECTION 5.1.  Information

          The Borrower will deliver to each of the Banks:

          (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, shareowners' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

          (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and as of the end of the preceding fiscal year, condensed consolidated statements of income for such quarter, for the portion of the Borrower's fiscal year ended at the end of such quarter and for the corresponding portion of the Borrower's previous fiscal year and condensed consolidated statements of cash flows for the portion of the Borrower's fiscal year ended at the end of such quarter and for the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the treasurer of the Borrower;

          (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the treasurer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.5 and 5.6 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (d) within five Domestic Business Days after the chief financial officer, chief accounting officer, treasurer or chief legal officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the treasurer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

          (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission; provided that, unless the Administrative Agent notifies the Borrower in writing to the contrary, satisfaction of the provisions of this subsection (f) shall satisfy as well the provisions of subsections (a) and (b);

          (g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA, other than those events as to which the 30 day notice requirement has been waived by the PBGC) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;
(ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA which, together with any other such liability incurred since the date hereof, exceeds in the aggregate $135,000,000 or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice;
(iv) applies for a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit
Arrangement or makes any amendment to any Plan or Benefit
Arrangement, which in any event has resulted or could result in the imposition of a Lien or the posting of a bond or other security, but only if with respect to the foregoing, the liability, individually or in the aggregate with all other events in subsections (i)-(vii), that could reasonably be expected to result could have a Material Adverse Effect, a certificate of the chief financial officer or the treasurer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

          (h) immediately after the chief financial officer or the treasurer of the Borrower obtains knowledge of a change or a proposed change in the rating of Borrower's outstanding senior unsecured long-term debt securities by Moody's or S&P, a certificate of the chief financial officer or the treasurer setting forth the details thereof; and

          (i) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request, provided that each Bank hereby agrees to keep such information confidential subject to applicable legal requirements and each such Bank agrees to notify the Borrower prior to any such disclosure required by law.

          SECTION 5.2.  Maintenance of Property; Insurance

          (a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, unless the failure to do so would not have a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

          (b) The Borrower will maintain, and will cause each Material Subsidiary to maintain (either in the name of the Borrower or in such Material Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

          SECTION 5.3.  Conduct of Business and Maintenance of
Existence

          The Borrower will continue, and will cause each Material Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Material Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.3 shall prohibit (i) the merger of a Material Subsidiary into the Borrower or the merger or consolidation of a Material Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Material Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Material Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

          SECTION 5.4.  Compliance with Laws

          The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and (ii) where the failure so to comply would not have a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

          SECTION 5.5.  Debt

          Consolidated Debt will at no time exceed 65% of the sum of Consolidated Debt plus Consolidated Net Worth. For purposes of this Section any preferred stock, except for auction-rate preferred stock the higher of the voluntary or involuntary liquidation value of which does not in the aggregate exceed $100,000,000, of a Consolidated Subsidiary held by a Person other than the Borrower or a Wholly-Owned Consolidated Subsidiary shall be included, at the higher of its voluntary or involuntary liquidation value, in "Consolidated Debt."

          SECTION 5.6.  Negative Pledge

          (a) The Borrower will not, and will not permit any Restricted Subsidiary to, create, assume or guarantee any indebtedness for money borrowed secured by a Mortgage on any Principal Property of the Borrower or a Restricted Subsidiary or on any shares or indebtedness of a Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now owned or hereafter acquired) without, in any such case, effectively providing concurrently with the creation, assumption or guaranteeing of such indebtedness that the Loans and the obligations of the Borrower hereunder and under the Notes (together, if the Borrower shall so determine, with any other indebtedness then or thereafter existing created, assumed or guaranteed by the Borrower or such Restricted Subsidiary ranking equally with the Loans and the obligations of the Borrower hereunder and under the Notes) shall be secured equally and ratably with such indebtedness excluding, however, from the foregoing any indebtedness secured by a Mortgage (including any extension, renewal or replacement, or successive extensions, renewals or replacements, of any Mortgage hereinafter specified or any indebtedness secured thereby, without increase of the principal of such indebtedness):

          (i) on property, shares or indebtedness of any corporation which Mortgage exists at the time such corporation becomes a Restricted Subsidiary; or

          (ii) on property existing at the time of acquisition thereof by the Borrower or a Restricted Subsidiary, or to secure any indebtedness incurred by the Borrower or a Restricted Subsidiary prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement the Mortgage shall not apply to any property theretofore owned by the Borrower or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located; or

          (iii)on property, shares or indebtedness of a corporation, which Mortgage exists at the time such corporation is merged into or consolidated with the Borrower or a Restricted Subsidiary, or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Borrower or a Restricted Subsidiary; or

          (iv) on property of a Restricted Subsidiary to secure indebtedness of such Restricted Subsidiary to the Borrower or another Restricted Subsidiary; or

          (v) on property of the Borrower or a Restricted Subsidiary in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Mortgage; or

          (vi) on property, which Mortgage exists at the date of this Agreement; or

          (vii)with the prior written approval of the Required Banks; provided, however, that any Mortgage permitted by any of the foregoing clauses (i), (ii), (iii) and (v) of this Section 5.6 shall not extend to or cover any property of the Borrower or such Restricted Subsidiary, as the case may be, other than the property specified in such clauses and improvements thereto.

          (b)  Notwithstanding the provisions of subsection (a) of this
Section 5.6, the Borrower or any Restricted Subsidiary may create, assume or guarantee secured indebtedness for money borrowed which would otherwise be prohibited in subsection (a) in an aggregate amount which, together with all other such indebtedness for money borrowed by the Borrower and its Restricted Subsidiaries and the Attributable Debt in respect of Sale and Leaseback Transactions existing at such time (other than Sale and Leaseback Transactions the proceeds of which have been applied in accordance with Section 5.6(d)(ii)), does not at the time of such creation, assumption or guaranteeing exceed 5% of Consolidated Net Worth.

          (c) Notwithstanding the foregoing provisions of this Section 5.6, the Borrower will not permit any Subsidiary (other than a Restricted Subsidiary) to which after the date hereof the Borrower or a Restricted Subsidiary has transferred any assets to create, assume or guarantee any indebtedness for money borrowed secured by a Mortgage on such assets unless such assets could have been so secured in accordance with the provisions of this Agreement by the Borrower or such Restricted Subsidiary making such transfer.

          (d) The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless (i) the Borrower or such Restricted Subsidiary would be entitled, pursuant to the foregoing subsections of this Section
5.6, to incur indebtedness secured by a Mortgage on such Principal Property without equally and ratably securing the Loans and the obligations of the Borrower hereunder and under the Notes, or (ii) the Borrower shall (and in any case the Borrower covenants that it will) apply an amount equal to the fair value
(as determined by the Borrower's Board of Directors) of such Principal Property so leased to the retirement, within 180 days of the effective date of any such Sale and Leaseback Transaction, of indebtedness of the Borrower for money borrowed which by its terms matures at, or may be extended or renewed at the option of the Borrower to, a date more than 12 months after the date of the creation of such indebtedness.

          SECTION 5.7.  Consolidations, Mergers and Sales of Assets

          The Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Borrower to any other Person; provided that the Borrower may merge with another Person if (A) the Borrower is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing.

          SECTION 5.8.  Use of Proceeds

          The proceeds of the Loans made under this Agreement will be used by the Borrower (i) for working capital purposes,
(ii) to refinance Debt under the Existing Credit Agreements,
(iii) to support the commercial paper program of the Borrower and
(iv) for other general corporate purposes. None of such proceeds will be used in violation of Regulation T, U or X of the Board.

          SECTION 5.9.  Other Cross Defaults or Negative Pledges

          The Borrower shall not incur any Material Debt the terms of which include a Cross Default or which include a negative pledge provision more favorable to the holder of such Material Debt (or more restrictive of the actions of the Borrower) than the provisions of Section 5.6 hereof unless, prior to or contemporaneously with such incurrence, the Borrower shall have entered into an amendment to this Agreement, to which the Required Banks shall not unreasonably withhold their consent, providing a Cross Default or negative pledge provision, as the case may be, no less favorable to the Banks than the provisions of the Cross Default or negative pledge governing such other Debt.

                           ARTICLE VI

                            DEFAULTS

          SECTION 6.1.  Events of Default

          If one or more of the following events ("Events of Default") shall have occurred and be continuing:

          (a) the Borrower or any Borrowing Subsidiary shall fail to pay when due principal of any Loan, or shall fail to pay within five days of the due date thereof any interest, fees or other amount payable hereunder;

          (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.5 to 5.9, inclusive;

          (c) the Borrower or any Borrowing Subsidiary shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 20 days after notice thereof has been given to the Borrower or such Borrowing Subsidiary by the Administrative Agent at the request of any Bank;

          (d) any representation, warranty, certification or statement made by the Borrower or any Borrowing Subsidiary in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

          (e) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt;

          (f) the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

          (g) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

          (h) any member of the ERISA Group at the time in question shall fail to pay when due an amount or amounts which shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group at the time in question, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation where, individually or in the aggregate, the liability that could reasonably be expected to result would have a Material Adverse Effect;

          (i) a final judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days or for such longer period of time, not exceeding 90 days, during which, under applicable law, an appeal may be taken from such judgment or order without leave of the relevant court; or

          (j) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more of the outstanding shares of common stock of the Borrower; or, during any period of 25 consecutive calendar months, directors of the Borrower on the date hereof (the "Current Board"), or such directors who are recommended or endorsed for election to the board of directors of the Borrower by a majority of the Current Board or their successors so recommended or endorsed, shall cease to constitute a majority of the board of directors of the Borrower;

          (k) the Borrower shall have designated one or more Borrowing Subsidiaries and the guarantee of the Borrower, made in Section 9.16 hereof, shall cease to be effective or the Borrower shall contest the validity of such guarantee in court;then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Commitments (including any Euro Facility Sub- Commitments) and they shall thereupon terminate, and (ii) if requested by the Required Banks, by notice to the Borrower declare the Loans hereunder (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and all Borrowing Subsidiaries; provided that in the case of any of the Events of Default specified in clause (f) or
(g) above with respect to the Borrower or any Borrowing Subsidiary, without any notice to the Borrower or any Borrowing Subsidiary or any other act by the Administrative Agent or the Banks, the Commitments (including any Euro Facility Sub-Commitments) shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and any Borrowing Subsidiaries.

          SECTION 6.2.  Notice of Default

          The Administrative Agent shall give notice to the Borrower under Section 6.1(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

                           ARTICLE VII

                    THE ADMINISTRATIVE AGENT

          SECTION 7.1.  Appointment and Authorization

          Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to such Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

          SECTION 7.2.  Administrative Agent and Affiliates

          The Chase Manhattan Bank shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and The Chase Manhattan Bank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

          SECTION 7.3.  Action by the Administrative Agent

          The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.

          SECTION 7.4.  Consultation with Experts

          The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

          SECTION 7.5.  Liability of the Administrative Agent

          Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks (or all the Banks, if applicable) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder;
(ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to it; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith.
The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

          SECTION 7.6.  Indemnification

          Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent's gross negligence or willful misconduct) that the Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Administrative Agent hereunder.

          SECTION 7.7. Credit Decision

          Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

          SECTION 7.8.  Successor Administrative Agent

          The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent reasonably satisfactory to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

          SECTION 7.9.  Administrative Agent's Fees

          The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

          SECTION 7.10. Co-Syndication Agents and Co-Documentation Agents

          Except as expressly set forth herein, each Co-
Syndication Agent, in its capacity as such, and each Co-
Documentation Agent, in its capacity as such, shall have no duties or responsibilities, and shall incur no liabilities, under this Agreement.

                          ARTICLE VIII

                     CHANGE IN CIRCUMSTANCES

          SECTION 8.1.  Basis for Determining Interest Rate
Inadequate or Unfair

          If on or prior to the first day of any Interest Period for any Fixed Rate Borrowing in the case of a Committed Borrowing, Banks having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Adjusted London Interbank Offered Rate (in respect of Dollars or any Foreign Currency), as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Banks of funding their Euro-Currency Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Currency Loans shall be suspended. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed Rate Borrowing is a Committed Borrowing denominated in Dollars, such Borrowing shall instead be made as a Base Rate Borrowing, (ii) if such Fixed Rate Borrowing is a Money Market LIBOR Borrowing denominated in Dollars, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day, and (iii) if such Fixed Rate Borrowing was to be denominated in a Foreign Currency, such Borrowing shall not be made.


          SECTION 8.2.  Illegality

          If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Currency Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Currency Lending Office) to make, maintain or fund its Euro-Currency Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Currency Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Currency Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Currency Loans to maturity and shall so specify in such notice, the Borrower or any Borrowing Subsidiary, as the case may be, shall immediately prepay in full the then outstanding principal amount of each such Euro-Currency Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Currency Loan, the Borrower shall borrow a Base Rate Loan denominated in Dollars in an equal principal amount (or in an amount equal to the Dollar Equivalent of the principal amount, in the case of Foreign Currency Loans) from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Currency Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

          SECTION 8.3.  Increased Cost and Reduced Return

          (a) If on or after (x) the date hereof, in the case of any Committed Loan or any obligation to make Committed Loans or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (i) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Fixed Rate
Loans, its Note or its obligation to make Fixed Rate Loans, or shall change the basis of taxation of payments to any Bank (or its Applicable Lending Office) of the principal of or interest on its Fixed Rate Loans or any other amounts due under this Agreement in respect of its Fixed Rate Loans or its obligation to make Fixed Rate Loans (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending
Office imposed by the jurisdiction in which such Bank's principal executive office or Applicable Lending Office is located); or

          (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board or any similar Governmental Authority, but excluding with respect to any Euro-Currency Loan any such requirement included in an applicable Euro-Currency Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans; and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable
Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 30 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower or any Borrowing Subsidiary, as the case may be, shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. The Banks acknowledge and agree that the foregoing subsection (a) creates no right to demand payment of additional amounts in respect of laws, rules and regulations, as in effect and interpreted and administered on the date hereof.

          (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 30 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower or any Borrowing Subsidiary, as the case may be, shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction; provided that the Borrower or such Borrowing Subsidiary shall not be obligated to compensate such Bank for any reduction incurred more than 60 days prior to the receipt by the Borrower or such Borrowing Subsidiary from such Bank of the notice contemplated by subsection (c) below. The Banks acknowledge and agree that the foregoing subsection (b) creates no right to demand payment of additional amounts in respect of laws, rules and regulations regarding capital adequacy as in effect and interpreted and administered on the date hereof.

          (c) Each Bank will notify the Borrower and the Administrative Agent within 90 days of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank; provided that if a Bank shall not have so notified the Borrower within 90 days of such event, such Bank may not seek compensation for any period beginning prior to the date upon which the Borrower is notified of such event. A certificate of any Bank claiming compensation under this Section and setting forth the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

          SECTION 8.4.  Base Rate Loans Substituted for Affected Fixed
Rate Loans

          If (i) the obligation of any Bank to make Euro-Currency Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3(a) and the Borrower shall, by at least five Euro-Currency Business Days' prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

          (a) all Loans which would otherwise be made by such Bank as Euro-Currency Loans shall be made instead as Base Rate Loans denominated in Dollars (on which interest and principal shall be payable contemporaneously with the related Fixed
Rate Loans of the other Banks), and

          (b) after each of its Euro-Currency Loans has been repaid, all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

          SECTION 8.5.  Substitution of Bank

          If (i) the obligation of any Bank to make Euro-Currency Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3, the Borrower shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) to purchase the Loans and Note (as applicable) and assume the Commitment of such Bank.

                           ARTICLE IX

                          MISCELLANEOUS

          SECTION 9.1.  Notices

          All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (w) in the case of the Borrower, at its address or facsimile number set forth on the signature pages hereof, (x) in the case of the Administrative Agent, at its New York address or facsimile number set forth on the signature pages hereof, provided that notices in respect of London-based transactions shall be given at the Administrative Agent's London address or facsimile number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII or to the Borrower under Section 6.1 shall not be effective until received.

          SECTION 9.2.  No Waivers

          No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 9.3.  Expenses; Documentary Taxes; Indemnification

          (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) as described in the fee letter, dated as of June 4, 2001, among The Chase Manhattan Bank, J.P. Morgan Securities, Inc. and Ingersoll-Rand Company, for the preparation of this Agreement and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by each Agent and Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. The Borrower shall indemnify each Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes. To the extent practicable, the Administrative Agent or Bank, as the case may be, shall give the Borrower prior notice of the incurrence of any expenses described in this subsection (a); provided, however, that the failure to give such notice shall not affect the obligation of the Borrower to pay such Administrative Agent or Bank the amount or amounts due pursuant to subsection
(a) with respect to such expenses.

          (b) The Borrower agrees to indemnify the Agents and each Bank and hold the Agents and each Bank harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by any Bank (or by any Agent in connection with its actions as Agent hereunder) in connection with any investigative, administrative or judicial proceeding (whether or not such Bank shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that neither any Agent nor any Bank shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

          SECTION 9.4.  Sharing of Set-Offs

          Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan made by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Loan made by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans made by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans made by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Loans. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank acquiring a participation in a Loan pursuant to the foregoing arrangements may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

          SECTION 9.5.  Amendments and Waivers

          Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of any Agent are affected thereby, by such Administrative Agent); provided that no such amendment or waiver shall, unless signed by each of the Banks directly affected thereby, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement. For the purposes of this Section, any Loans assigned to the Borrower pursuant to Section 9.16 shall not be considered outstanding.

          SECTION 9.6.  Successors and Assigns

          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

          (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

          (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit F hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower and the Administrative Agent, the latter of which such consent shall not be unreasonably withheld or delayed by such Administrative Agent; provided that if an Assignee is an Affiliate of such transferor Bank, no such consent shall be required; and provided further that such assignment may, but need not, include rights of the transferor
Bank in respect of outstanding Money Market Loans. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment (and a Euro Facility Sub-Commitment, if applicable) as set forth in such instrument of assumption, and the transferor
Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor
Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section
2.15.
          (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Loans and, if applicable, Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

          (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.3 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.2 or 8.3 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

          (f) Notwithstanding anything to the contrary contained herein,any Bank (a "Granting Bank") may grant to a special purpose funding vehicle (an "SPC") of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to
Section 2.3, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall be deemed to utilize the Commitments of all the Banks to the same extent, and as if, such Loan were made by the Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Bank would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.6, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

          (g) The Administrative Agent, on behalf of the Borrower, shall maintain at the Administrative Agent's Domestic Lending Office a copy of each Assignment and Assumption Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loan owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Banks may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register.

          SECTION 9.7.  Collateral

          Each of the Banks represents to the Administrative
Agent and the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

          SECTION 9.8.  Governing Law; Submission to Jurisdiction

          This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower and each Borrowing Subsidiary hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower and each Borrowing Subsidiary irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

          SECTION 9.9.  Counterparts; Integration

          This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

          SECTION 9.10. Termination of Existing Credit Agreements

          The Borrower and each of the Banks that is also a "Bank" party to either Existing Credit Agreement agrees that the "Commitments" as defined in such Existing Credit Agreement shall be terminated in their entirety on and as of the Effective Date. Each of such Banks waives any requirement of notice of such termination pursuant to Section 2.9 of the 1997 5-Year Credit Agreement or Section 2.9 of the 2000 Credit Agreement, as the case may be. The Borrower (i) represents and warrants that no loans are, as of the date hereof, or will be, as of the Effective Date, outstanding under the Existing Credit Agreements and (ii) covenants that all accrued and unpaid facility fees and any other amounts due and payable under the Existing Credit Agreements shall have been paid on or prior to the Effective Date.

          SECTION 9.11. Loan Conversion/Participations

          On any Conversion Date, each Bank that is not a Euro Facility Bank severally, unconditionally and irrevocably agrees that it shall purchase a participating interest in all Euro Loans, and each Euro Facility Bank agrees that it shall sell participating interests in its Euro Loans, in appropriate amounts (as determined by the Administrative Agent) such that after giving effect to such purchases and sales, the amounts of Committed Loans owed to the Banks (including Euro Loans) are allocated pro rata in accordance with their Commitments. Each Bank that is to purchase a participating interest pursuant to this Section 9.11 will immediately transfer to the Administrative Agent, in immediately available funds, the amounts of its participation(s), and the proceeds of such participation(s) shall be distributed by the Administrative Agent to each Bank from which a participating interest is being purchased in the amount(s) provided for in the preceding sentence.

          SECTION 9.12. Conversion of Currencies

          (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including the Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be determined as described in the definition of Exchange Rate in
Section 1.1 hereof and in accordance with normal banking procedures in the relevant jurisdiction of the first currency and shall be calculated at approximately 10:00 A.M., New York City time, or as close to such time as is reasonably practicable on the Euro-Currency Business Day immediately preceding the day on which final judgment is given.

          (b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder
(the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement
Currency"), be discharged only to the extent that, on the Euro-
Currency Business Day following receipt by the Applicable
Creditor of any sum adjudged to be so due in the Judgment
Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement
Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable
Creditor against such loss. The obligations of the Borrower contained in this Section 9.12 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder. Furthermore, if the amount of the Agreement Currency purchased as described above is more than the sum originally due to the Applicable Creditor in the Agreement Currency, then such Applicable Creditor shall remit such excess to the Borrower.

          SECTION 9.13. WAIVER OF JURY TRIAL

          EACH OF THE BORROWER, THE AGENTS AND THE BANKS
HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN
ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT
OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 9.14. Severability

          Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 9.15. Headings

          Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 9.16. Guarantee Agreement

          In order to induce the Banks to extend credit to the Borrowing Subsidiaries hereunder, the Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations of the Borrowing Subsidiaries. The Borrower further agrees that the due and punctual payment of the Obligations of the Borrowing Subsidiaries may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

          The Borrower waives presentment to, demand of payment from and protest to any Borrowing Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Borrower hereunder shall not be affected by
(a) the failure of any lender to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement, any Borrowing Subsidiary Agreement, and other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any Borrowing Subsidiary Agreement or any other Loan Document or agreement; (d) the failure or delay of any Bank to exercise any right or remedy against any other guarantor of the Obligations;
(e) the failure of any Bank to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument; (f) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (g) any other act, omission or delay to do any other act which may or might otherwise operate as a discharge of the Borrower as a matter of law or equity or which would impair or eliminate any right of the Borrower to subrogation.

          The Borrower further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Bank to any balance of any deposit account or credit on the books of any Bank in favor of the Borrower, any Borrowing Subsidiary or other Subsidiary or any other Person.

          The obligations of the Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.

          The Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Bank upon the bankruptcy or reorganization of the Borrower or any Borrowing Subsidiary or otherwise.

          In furtherance of the foregoing and not in limitation of any other right which any Bank may have at law or in equity against the Borrower by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Banks in cash an amount equal the unpaid principal amount of such Obligation. The Borrower further agrees that if payment in respect of any Obligation shall be due in currency other than Dollars and/or at a place of payment other than New York and if, by reason of any legal prohibition, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Bank, not consistent with the protection of its rights, then, at the election of such Bank and in reasonable consultation with the Borrower, the Borrower shall make payments of such Obligation in Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify such Bank against any losses or expenses (including losses or expenses resulting from fluctuations in exchange rates) that it shall sustain as a result of such alternative payment.

          Upon payment in full by the Borrower of any Obligation of any Borrowing Subsidiary, each Bank shall, in a reasonable manner, assign to the Borrower the amount of such Obligation owed to such Bank and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Borrower, or make such disposition thereof as the Borrower shall direct (all without recourse to any Bank and without any representation or warranty by any Bank). Upon payment by the Borrower of any sums as provided above, all rights of the Borrower against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation, through the assignment described herein or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrowing Subsidiary to the Bank (it being understood that, after the discharge of all the Obligations due and payable from such Borrowing Subsidiary, such rights may be exercised by the Borrower notwithstanding that such Borrowing Subsidiary may remain contingently liable for indemnity or other Obligations).


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper and duly authorized officers as of the day and year first above written.



                              INGERSOLL-RAND COMPANY

                              By: /s/ Peter Hong
                                Name: Peter Hong
                                Title: Vice President and
                                Treasurer

                              200 Chestnut Ridge Road
                              Woodcliff Lake, NJ  07677
                              Facsimile number:  201-573-3468


                              THE CHASE MANHATTAN BANK, as
                              Administrative Agent and as a Bank

                              By: /s/ Tina Ruyter
                                Name: Tina Ruyter
                                Title: Vice President

                              Commitment: $117,500,000
                              of which $50,000,000 is a Euro Facility
                              Sub-Commitment

                              One Chase Manhattan Plaza
                              New York, New York  10081
                              Facsimile number:  212-552-7500

                              Chase Manhattan International
                              Limited
                              Trinity Tower
                              9 Thomas More Street
                              London England  E19YT
                              Attention:  Loans Agency Division
                              Facsimile number:  (011)-44-171-777-
                              2360


                              CITIBANK, N.A., as Co-Syndication
                              Agent and as a Bank

                              By: /s/ P.M. Chonkar
                                Name: P. M. Chonkar
                                Title: MD

                              Commitment: $95,000,000
                              of which $50,000,000 is a Euro Facility
                              Sub-Commitment


                              THE BANK OF NOVA SCOTIA, as Co-
                              Documentation Agent and as a Bank

                              By: /s/ Brian S. Allen
                                Name: Brian S. Allen
                                Title: Managing Director

                              Commitment: $95,000,000
                              of which $50,000,000 is a Euro Facility
                              Sub-Commitment


                              BANK OF TOKYO-MITSUBISHI TRUST
                              COMPANY, as Co-Documentation Agent
                              and as a Bank

                              By: /s/ Jeffrey Stanton
                                Name: Jeffrey Stanton
                                Title: Vice President

                              Commitment: $95,000,000
                              of which $50,000,000 is a Euro Facility
                              Sub-Commitment


                              DEUTSCHE BANC ALEX. BROWN INC.,
                              as Co-Syndication Agent

                              By: /s/ Christian Dallwitz
                                Name: Christian Dallwitz
                                Title: Vice President

                              By: /s/ Oliver Schwarz
                                Name: Oliver Schwarz
                                Title: Vice President


                              DEUTSCHE BANK AG NEW YORK BRANCH
                              and/or CAYMAN ISLANDS BRANCH

                              By: /s/ Christian Dallwitz
                                Name: Christian Dallwitz
                                Title: Vice President

                              By: /s/ Oliver Schwarz
                                Name: Oliver Schwarz
                                Title: Vice President

                              Commitment: $95,000,000
                              of which $50,000,000 is a Euro Facility
                              Sub-Commitment


                              FLEET NATIONAL BANK

                              By: /s/ Peter J. Cahill
                                Name: Peter Cahill
                                Title: Managing Director

                              Commitment: $65,000,000


                              BANK OF AMERICA, N.A.

                              By: /s/ John Pocalyko
                                Name: John Pocalyko
                                Title: Managing Director

                              Commitment: $65,000,000


                              CREDIT SUISSE FIRST BOSTON

                              By: /s/ Joel Glodowski
                                Name: Joel Glodowski
                                Title: Managing Director

                              By: /s/ David W. Kratovil
                                Name: David W. Kratovil
                                Title: Director

                              Commitment: $65,000,000


                              WACHOVIA BANK, N.A.

                              By: /s/ Charles L. Battie
                                Name: Charles L. Battie
                                Title: Senior Vice President/
                                       Group Executive

                              Commitment: $65,000,000


                              BARCLAYS BANK, PLC

                              By: /s/ L. Peter Yetman
                                Name: L. Peter Yetman
                                Title: Director

                              Commitment: $65,000,000


                              HSBC BANK USA

                              By: /s/ Sarah McClintock
                                Name: Sarah McClintock
                                Title: First Vice President

                              Commitment: $65,000,000


                              BNP PARIBAS

                              By: /s/ Richard Pace
                                Name: Richard Pace
                                Title: Vice President
                                       Corporate Banking Divisor

                              By: /s/ Nanetta Baudon
                                Name: Nanetta Baudon
                                Title: Vice President

                              Commitment: $65,000,000


                              ING (U.S.) CAPITAL LLC

                              By: /s/ John Kippax
                                Name: John Kippax
                                Title: First Vice President

                              By: /s/ Peter Vissers
                                Name: Peter Vissers
                                Title: Director

                              Commitment: $32,500,000


                              WELLS FARGO BANK, N.A.

                              By: /s/ Brad Hardy
                                Name: Brad Hardy
                                Title: Vice President

                              By: /s/ Roy H. Roberts
                                Name: Roy H. Roberts
                                Title: Vice President

                              Commitment: $32,500,000


                              MELLON BANK, N.A.

                              By: /s/ Kristen M. Denning
                                Name: Kristen M. Denning
                                Title: Assistant Vice President

                              Commitment: $32,500,000


                              THE BANK OF NEW YORK

                              By: /s/ Ernest Fung
                                Name: Ernest Fung
                                Title: Vice President

                              Commitment: $32,500,000


                              CREDIT AGRICOLE INDOSUEZ

                              By: /s/ Rene LeBlanc
                                Name: Rene LeBlanc
                                Title: Vice President

                              By: /s/ Michael Fought
                                Name: Michael Fought
                                Title: V.P.

                              Commitment: $25,000,000


                              STANDARD CHARTERED BANK

                              By: /s/ N. Zafar
                                Name: N. Zafar
                                Title: VP

                              By: /s/ Nancy Cheng
                                Name: Nancy Cheng
                                Title: Vice President


                              Commitment: $25,000,000
                              INTESABCI-NEW YORK BRANCH


                              By: /s/ Charles Dougherty
                                Name: Charles Dougherty
                                Title: VP


                              By: /s/ Frank Maffei
                                Name: Frank Maffei
                                Title: Vice President

                              Commitment: $25,000,000


                              NORDEUTSCHE LANDESBANK
                              GIROZENTRALE, NEW YORK BRANCH
                              AND/OR CAYMAN ISLANDS BRANCH

                              By: /s/ Stephanie Finnen
                                Name: Stephanie Finnen
                                Title: VP

                              By: /s/ Stephen K. Hunter
                                Name: Stephen K. Hunter
                                Title: SVP

                              Commitment: $25,000,000


                              THE NORTHERN TRUST COMPANY

                              By: /s/ Eric Strickland
                                Name: Eric Strickland
                                Title: Vice President

                              Commitment: $25,000,000


                              THE FUJI BANK, LIMITED

                              By: /s/ Raymond Ventura
                                Name: Raymond Ventura
                                Title: Senior Vice President

                              Commitment: $25,000,000


                              BANK OF IRELAND INTERNATIONAL
                              FINANCE LTD

                              By: /s/ Keith Hughes
                                Name: Keith Hughes
                                Title: Manager

                              Commitment: $17,500,000